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                             THINK NEW IDEAS, INC.                 EXHIBIT 10.8a
                       8522 National Boulevard, Suite 101
                      Culver City, California  90232-2481

                                October 28, 1996

Dr. James Carlisle
Vice President
NetCube, Inc.
115 River Road
Edgewater, New Jersey 07020

     Re:  Amendment to Employment Agreement dated June 30, 1996
          -----------------------------------------------------

Dear Jim:

     Reference is hereby made to that certain employment agreement dated as of June 30, 1996 (the "Employment Agreement") between THINK New Ideas, Inc. (the "Corporation") and James Carlisle (the "Employee"). This letter is intended to confirm that, notwithstanding anything else to the contrary set forth in the Employment Agreement, the Corporation and the Employee hereby agree that Section 4(a) of the Employment Agreement be hereby amended by striking Section 4(a) of the Employment Agreement thereof and by substituting in lieu thereof the following new Section 4(a) to read as follows:

     4(a)  Compensation.  The Company shall pay the Employee compensation equal
           ------------
to at least One Hundred Twenty-Five Thousand Dollars ($125,000) per annum at a rate of Ten Thousand Four Hundred Sixteen Dollars and Sixty-seven Cents $10,416.67 per month (such monthly amount as the same may be increased from time to time by virtue of the adjustments set forth hereinbelow shall be defined as the "Monthly Compensation"). Such salary shall be payable in accordance with the customary payroll practices of the Company."

     Except as otherwise expressly modified hereby or required to effectuate the modification set forth herein, the Employment Agreement shall remain unchanged and shall continue in full force an effect pursuant to the terms thereof.

     This letter agreement contains the entire agreement between the Corporation and the Employee with respect to the modification which is the subject hereof. This letter agreement may not be amended, changed, modified or discharged, nor may any provision hereof be waived, except by an instrument in writing executed by or on behalf of the party against whom enforcement of any amendment, waiver, change, modification or discharge is sought. No course of conduct or dealing shall be construed to modify, amend or otherwise affect any of the provisions hereof. Please confirm that the Employee is in agreement with the foregoing, and that the foregoing is in accordance with your understanding by signing and returning this letter, which shall thereupon constitute a binding agreement.

Agreed to and accepted as of this
30th day of October, 1996:                      Very truly yours,

                                                THINK NEW IDEAS, INC.

By:   /s/ James Carlisle                        By:   /s/ Scott A. Mednick
    --------------------------------               ----------------------------
       James Carlisle                                 Scott A. Mednick
                                                      Chief Executive Officer